Exhibit 99.1

NEWS RELEASE

Company Contact	Investor Contact
Jon Wilson	Brett L. Perry
Chief Financial Officer	Shelton Group
503-615-1685	214-272-0070
jon.wilson@radisys.com	bperry@sheltongroup.com

RADISYS ANNOUNCES CHANGES TO BOARD OF DIRECTORS

HILLSBORO, OR - February 27, 2018 - Radisys Corporation (NASDAQ: RSYS), a global leader of open telecom solutions, today announced the appointment of Steve Domenik as Chairman of the Board and Mr. Domenik will also assume the role of Chairman of the Audit Committee. Ron de Lange and Hubert de Pesquidoux each resigned from the Board to pursue other mutual interests. Effective immediately upon these resignations, the size of the Company’s Board of Directors was reduced from six to four directors.

Brian Bronson, Radisys President and Chief Executive Officer commented, “We thank both Ron and Hubert for their many contributions to Radisys over the past few years, including their key roles in helping to accelerate our Software-Systems strategy. We will continue to collaborate with both of them through their other separate and mutual business interests to transform the way telecom networks are built. I would also like to welcome Steve into his new role as Chairman and look forward to partnering closely with him to further evolve our strategy and drive increased shareholder value.”

About Radisys

Radisys (NASDAQ: RSYS), a global leader in open telecom solutions, enables service providers to drive disruption with new open architecture business models. Radisys’ innovative disaggregated and virtualized enabling technology solutions leverage open reference architectures and standards, combined with open software and hardware to power business transformation for the telecom industry, while its world-class services organization delivers systems integration expertise necessary to solve communications and content providers’ complex deployment challenges. For more information, visit www.Radisys.com.